Exhibit 10.3

WAL-MART STORES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(February 1, 2011)

WAL-MART STORES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I

GENERAL

1.1	Purpose.

The purpose of this Supplemental Executive Retirement Plan is to supplement the Walmart 401(k) Plan and the Walmart Puerto Rico 401(k) Plan. This Plan is intended to be in compliance with Code Section 409A and shall be interpreted, applied and administered at all times in accordance with Code Section 409A and guidance issued thereunder.

1.2	Effective Date.

This Plan was initially effective January 31, 1990. The Plan has been amended from time to time, most recently effective January 1, 2009. The Plan is hereby further amended and restated as of February 1, 2011 (except as otherwise specifically stated herein).

1.3	Nature of Plan.

The Plan is intended to be (and shall be administered as) an unfunded employee pension plan benefiting a select group of management or highly compensated employees under the provisions of ERISA. The Plan shall be “unfunded” for tax purposes and for purposes of Title I of ERISA. Any and all payments under the Plan shall be made solely from the general assets of Walmart. A Participant’s interests under the Plan do not represent or create a claim against specific assets of Walmart or any Employer. Nothing herein shall be deemed to create a trust of any kind or create any fiduciary relationship between the Committee, Walmart or any Employer and a Participant, a Participant’s Beneficiary or any other person. To the extent any person acquires a right to receive payments from Walmart under this Plan, such right is no greater than the right of any other unsecured general creditor of Walmart.

ARTICLE II

DEFINITIONS

2.1	Definitions.

Except as otherwise expressly provided below, capitalized terms used in the Plan shall have the same meanings as set forth for such terms in the 401(k) Plan, and such 401(k) Plan definitions and operative terms are incorporated herein by reference. Should there be any conflict between the meanings of terms used in the Plan and the meaning of terms used in the 401(k) Plan, the meaning as set forth in the Plan shall prevail.

(a)	Account means the bookkeeping account established by the Committee to reflect a Participant’s contribution credits pursuant to Section 4.2, if any, and credited earnings thereon in accordance with Section 4.3.

(b)	Beneficiary means a person to whom all or a portion of a deceased Participant’s Account is payable, as determined in Section 5.3.

(c)	Code means the Internal Revenue Code of 1986, as amended.

(d)	Committee means the Compensation, Nominating and Governance Committee of the Board of Directors of Walmart, or any successor committee of the Board of Directors granted responsibility and authority for recommending associate compensation.

(e)	Disability means, as determined by the Committee or its delegate, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(f)	Employer means Walmart and all persons with whom Walmart would be considered a single employer under Code Sections 414(b) and 414(c), except that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Code Sections 1563(a)(1), (2) and (3), and in applying Treas. Regs. Sec. 1.414(c)-2 for purposes of determining a controlled group of trades or businesses under Code Section 414(c), the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Treas. Regs. Sec. 1.414(c)-2.

(g)	ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(h)	401(k) Plan means, collectively, the Walmart 401(k) Plan and the Walmart Puerto Rico 401(k) Plan.

(i)	A Participant is deemed to have engaged in Gross Misconduct if the Committee or its delegate determines that the Participant has engaged in conduct detrimental to the best interests of Walmart or any Employer or any entity in which Walmart has an ownership interest. Examples of such conduct include, without limitation, disclosure of confidential information in violation of Walmart’s Statement of Ethics, theft, the commission of a felony or a crime involving moral turpitude, gross misconduct or similar serious offenses.

(j)	Normal Retirement Age shall mean age sixty-five (65).

(k)	Participant means any eligible individual who becomes a participant of the Plan in accordance with Section 3.2. An individual remains a Participant until the Participant’s Account has been fully distributed.

(l)	Pay Date means the last day of the calendar month in which falls the date that is six (6) months after a Participant’s Separation from Service.

(m)	Plan means the Wal-Mart Stores, Inc. Supplemental Executive Retirement Plan, as herein set forth, and as may be amended from time to time.

(n)	PR Code means the Internal Revenue Code of Puerto Rico, as amended from time to time.

(o)	Retirement means Separation from Service after the Participant attains Normal Retirement Age.

(p)	Separation from Service means the Participant has a termination of employment with the Employer. Whether a termination of employment has occurred shall be determined based on whether the facts and circumstances indicate the Participant and Employer reasonably anticipate that no further services will be performed by the Participant for the Employer; provided, however, that a Participant shall be deemed to have a termination of employment if the level of services he or she would perform for the Employer after a certain date permanently decreases to no more than twenty percent (20%) of the average level of bona fide services performed for the Employer (whether as an employee or independent contractor) over the immediately preceding thirty-six (36)-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer for less than thirty-six (36) months). For this purpose, a Participant is not treated as having a Separation from Service while he or she is on a military leave, sick leave, or other bona fide leave of absence, if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant has a right to reemployment with the Employer under an applicable statute or by contract.

(q)	Valuation Date means the last day of each Plan Year quarter and, solely for purposes of valuing a Participant’s Account under Article V, the date specified therein as a Valuation Date. Valuation Date shall also include such other dates as the Committee may designate from time to time.

(r)	Vested Percentage means the percentage determined as of the Participant’s Separation from Service in accordance with the schedule then effective with respect to Profit Sharing Contributions under the Walmart 401(k) Plan or the Walmart Puerto Rico 401(k) Plan, as applicable, and based on the Participant’s Years of Service with the Employer (as defined herein) as of such date. For this purpose, a Participant’s Vested Percentage shall be one hundred percent (100%) upon his or her Normal Retirement Age, Disability or death if he or she is employed by Walmart or an Employer upon the occurrence of such event.

(s)	Walmart means Wal-Mart Stores, Inc.

ARTICLE III

PARTICIPATION

3.1	Eligibility.

The following individuals shall be eligible to participate in the Plan:

(a)	401(k) Plan participants whose allocation of Profit Sharing Contributions to their Profit Sharing Contribution Account in the 401(k) Plan, had Walmart made such contributions for such Plan Year, would have been limited due to the application of Code Section 415 and/or Code Section 401(a)(17), or any like provision of the PR Code; and/or

(b)	401(k) Plan participants who have elected to defer salary and/or bonuses under the Wal-Mart Stores, Inc. Officer Deferred Compensation Plan or successor plan (and expressly excluding any 401(k) Plan participant who has been credited with incentive payments under the Wal-Mart Stores, Inc. Officer Deferred Compensation Plan or successor plan, but who have not made a voluntary election to defer salary or bonuses under such Plan).

Notwithstanding the above, Participants shall not include 401(k) Plan participants who are primarily compensated on a commission basis.

3.2	Participation.

An eligible individual under Section 3.1 shall become a Plan Participant on the later of:

(a)	January 31, 1990; or

(b)	January 31 of the Plan Year in which the individual satisfies the requirements of Section 3.1;

provided, however, that no new Participant shall be added to the Plan on or after February 1, 2013.

Once amounts are credited to a Participant’s Account under Section 4.2, such individual shall remain a Participant until his or her Account is distributed in full in accordance with Article V; provided, however, in order for the Participant’s Account to be credited with employer contributions credits for a Plan Year, the Participant must satisfy the requirements of Section 4.2 for such Plan Year.

ARTICLE IV

PLAN ACCOUNTS AND CREDITS

4.1	Nature of Plan Accounts.

A Participant’s Account shall be used solely as a measuring device to determine the amount (if any) to be paid to a Participant. No amounts shall actually be set aside with respect to any Account. All amounts at any time attributable to an Account shall be, and remain, the sole property of Walmart. A Participant’s rights hereunder are limited to the right to receive Plan benefits as provided herein. An Account represents an unsecured promise by Walmart to pay the benefits provided by the Plan.

4.2	Contribution Credits.

(a)	For the Plan Year ending January 31, 2012, Walmart shall credit as of the last day of such Plan Year to each Participant’s Account:

(1)	the amount of Profit Sharing Contributions which would have been (but were not) allocated to such Participant’s Profit Sharing Contribution Account in the 401(k) Plan for such Plan Year had such contributions not been limited by application of Code Section 415 and/or Code Section 401(a)(17), or like Sections (if any) of the PR Code, calculated as if Walmart had made a four percent (4%) Profit Sharing Contribution to the 401(k) Plan for such Plan Year;

(2)	with respect to Participants who during the Plan Year elected to defer salary and/or bonuses under the Wal-Mart Stores, Inc. Officer Deferred Compensation Plan or successor plan, the amount of Profit Sharing Contributions which would have been (but were not) allocated to such Participant’s Profit Sharing Contribution Account in the 401(k) Plan for the Plan Year but for such Participant’s deferral election in the Wal-Mart Stores, Inc. Officer Deferred Compensation Plan or successor plan, calculated as if Walmart had made a four percent (4%) Profit Sharing Contribution to the 401(k) Plan for such Plan Year; and

(3)	an amount determined in the sole discretion of the Committee, which may differ among Participants or categories of Participants designated by the Committee.

(b)	For the Plan Year ending January 31, 2013, Walmart shall credit as of the last day of such Plan Year to the Account of each Participant who receives a bonus under the Wal-Mart Stores, Inc. Management Incentive Plan for the fiscal year ending January 31, 2013 and who would have been entitled to receive a Profit Sharing Contribution in the 401(k) Plan for such year had one been made, an amount equal to four percent (4%) of such bonus to the extent such bonus when added to the Participant’s Compensation for such Plan Year exceeds the Code Section 401(a)(17) or like Section (if any) of the PR Code.

(c)	No contribution credits shall be made to any Participant’s Account under this Section 4.2 with respect to any Plan Year beginning on or after February 1, 2013.

Notwithstanding anything in this Section 4.2 to the contrary, in no event will an initial contribution be made to a Participant’s Account unless the aggregate of such initial contributions is at least one hundred dollars ($100).

4.3	Income or Loss Adjustment on Plan Accounts.

Except as otherwise provided in Article V, each Account shall be adjusted as of each Valuation Date as follows:

(a)	for the Plan Year ending on January 31, 2012, based on the overall rate of return on the Participant’s accounts in the 401(k) Plan since the preceding Valuation Date or, if the Participant did not have any accounts in the 401(k) Plan for any portion of the period since the preceding Valuation Date, based on the rate of return of the default investment option as in effect under the 401(k) Plan since the preceding Valuation Date; and

(b)	for Plan Years beginning on or after February 1, 2012, by the equivalent of the yield on United States Treasury securities (not indexed for inflation) with a constant maturity of ten (10) years, as of the the first Business Day of January preceding such Plan Year, plus two-hundred seventy (270) basis points. This rate shall be determined on the basis of Federal Reserve Statistical Release H-15 (or any successor statistical release of the Federal Reserve) and, if there is no such statistical release, on the basis of such other generally recognized source of information concerning the market for United States Treasury securities as the Committee selects.

ARTICLE V

PAYMENT OF PLAN BENEFITS

5.1	Benefits in the Event of Retirement, Disability or Death.

(a)	Upon a Participant’s Separation from Service due to Retirement or Disability, the Participant’s Account shall be distributed to the Participant in a lump sum cash payment during the ninety (90)-day period commencing on the Participant’s Pay Date. The lump sum amount distributed shall equal:

(1)	if the Participant’s Separation from Service occurs on or before January 31, 2012, the sum of:

(i)	the value of the Participant’s Account as of the Participant’s Separation from Service, valued in accordance with Section 4.3, but using such date as the last Valuation Date, and

(ii)	interest on the amount determined in subsection (i) above at the mid-term applicable federal rate (defined pursuant to Code Section 1274(d) for January 1 of the calendar year, compounded annually) during the period from the Participant’s Separation from Service through the date of distribution; or

(2)	if the Participant’s Separation from Service occurs on or after February 1, 2012, the value of the Participant’s Account through the date of distribution, valued in accordance with Section 4.3, but using such date as the last Valuation Date.

(b)	Upon a Participant’s death (whether before or after the Participant’s Separation from Service), the Participant’s Account shall be distributed to the Participant’s Beneficiary in a lump sum cash payment during the ninety (90)-day period following the last day of the calendar month in which such death occurs.

(1)	If the Participant’s death occurs prior to his or her Separation from Service, the lump sum amount distributed shall be:

(i)	if the Participant’s death occurs on or before January 31, 2012, the sum of: (i) the value of the Participant’s Account as of the date of the Participant’s death, valued in accordance with Section 4.3, but using the date of the Participant’s death as the last Valuation Date, and (2) interest on the amount determined in (1) above at the mid-term applicable federal rate (defined pursuant to Code Section 1274(d) for January 1 of the calendar year, compounded annually) during the period from the Participant’s death through the date of distribution.

(ii)	if the Participant’s death occurs on or after February 1, 2012, the lump sum amount distributed shall be the value of the Participant’s Account through the date of distribution, valued in accordance with Section 4.3, but using such date as the last Valuation Date.

(2)	If the Participant’s death occurs after his or her Separation from Service, the lump sum amount distributed shall be:

(i)	if the Participant’s Separation from Service occurs on or before January 31, 2012, the sum of: (i) the value of the Participant’s Account as of the Participant’s death, valued in accordance with Section 5.1(a) or 5.2, as applicable, but using such date as the last Valuation Date, and (ii) interest on the amount determined in (i) above at the mid-term applicable federal rate (defined pursuant to Code Section 1274(d) for January 1 of the calendar year, compounded annually) during the period from the date of the Participant’s death through the date of distribution.

(ii)	if the Participant’s Separation from Service occurs on or after February 1, 2012, the value of the Participant’s Account as of the date of distribution, valued in accordance with Section 4.3, but using such date as the last Valuation Date.

5.2	Benefits Due to Separation from Service.

Upon a Participant’s Separation from Service for reasons other than Retirement, Disability or death, the Participant’s Account shall be distributed to the Participant in a lump sum cash payment during the ninety (90)-day period commencing on the Participant’s Pay Date. The lump sum amount distributed shall equal:

(a)	if the Participant’s Separation from Service occurs on or before January 31, 2012, the sum of:

(1)	the value of the Participant’s Account as of the Participant’s Separation from Service, valued in accordance with Section 4.3, but using such date as the last Valuation Date, multiplied by the Participant’s Vested Percentage, and

(2)	interest on the amount determined in subsection (1) above at the mid-term applicable federal rate (defined pursuant to Code Section 1274(d) for January 1 of the calendar year, compounded annually) during the period from the Participant’s Separation from Service through the date of distribution; or

(b)	if the Participant’s Separation from Service occurs on or after February 1, 2012, the value of the Participant’s Account through the date of distribution, valued in accordance with Section 4.3, but using such date as the last Valuation Date, multiplied by the Participant’s Vested Percentage.

5.3	Beneficiary Designations.

A Participant may, by written or electronic instrument delivered to the Committee in the form prescribed by the Committee, designate primary and contingent beneficiaries to receive any benefit payments which may be payable under this Plan following the Participant’s death, and may designate the proportions in which such beneficiaries are to receive such payments. A Participant may change such designation from time to time and the last written designation filed with the Committee prior to the Participant’s death will control. In the event no beneficiaries are designated, or if the designated beneficiaries die before the Participant’s Account is distributed, the Account shall be paid to the Participant’s beneficiary given effect with respect to the Participant’s Profit Sharing Contribution Account under the 401(k) Plan, whether an affirmative or default election. In the event the Participant has a beneficiary designation in effect with respect to a Profit Sharing Contribution Account under both the Walmart 401(k) Plan and the Walmart Puerto Rico 401(k) Plan, the beneficiary designation for the Plan in which the Participant was a participant immediately preceding his or her death shall apply.

5.4	In-Service Withdrawals.

In no event shall benefits hereunder be payable to a Participant prior to the Participant’s Separation from Service.

ARTICLE VI

GROSS MISCONDUCT—REDUCTION IN PLAN BENEFITS

6.1	Impact of Gross Misconduct.

Notwithstanding anything herein to the contrary, a Participant’s Plan benefits are contingent upon the Participant not engaging in Gross Misconduct while employed with Walmart, any Employer, or any entity in which Walmart has an ownership interest, or during such additional period as provided in Walmart’s Statement of Ethics. In the event the Committee determines that a Participant has engaged in Gross Misconduct during the prescribed period, then notwithstanding anything herein to the contrary, the Participant’s Account shall be recalculated as if no employer contributions were credited to the Participant’s Account under Section 4.2 (including adjustments for earnings or losses thereon under Section 4.3) on or after January 31, 1996. Notwithstanding anything herein to the contrary, such a Participant’s Plan benefits (if any)

shall be based upon the amount recalculated under the preceding sentence. Any payments received hereunder by a Participant (or the Participant’s Beneficiary) are contingent upon the Participant not engaging (or not having engaged) in Gross Misconduct while employed with Walmart or any Employer, or during such additional period as provided in Walmart’s Statement of Ethics. If the Committee determines, after payment of amounts hereunder, that the Participant has engaged in Gross Misconduct during the prescribed period, the Participant (or the Participant’s Beneficiary) shall repay to Walmart any amount in excess of that to which the Participant is entitled under this Section 6.1.

ARTICLE VII

ADMINISTRATION

7.1	Administration.

The Committee is responsible for the management, interpretation and administration of the Plan. The Committee shall have discretionary authority with respect to the determination of benefits under the Plan and the construction and interpretation of Plan provisions. In such capacity, the Committee is granted the following rights and duties:

(a)	The Committee shall have the exclusive duty, authority and discretion to interpret and construe the provisions of the Plan, to determine eligibility for and the amount (including the vested percentage) of any benefit payable under the Plan, and to decide any dispute which may rise regarding the rights of Participants (or their Beneficiaries) under this Plan;

(b)	The Committee shall have the sole and complete authority to adopt, alter, and repeal such administrative rules, regulations, and practices governing the operation of the Plan as it shall from time to time deem advisable;

(c)	The Committee may appoint a person or persons to assist the Committee in the day-to-day administration of the Plan;

(d)	The decision of the Committee in matters pertaining to this Plan shall be final, binding, and conclusive upon Walmart and any Employer, and the Participant, such Participant’s Beneficiary, and upon any person affected by such decision, subject to the claims procedure set forth in Article VIII; and

(e)	In any matter relating solely to a Committee member’s individual rights or benefits under this Plan, such Committee member shall not participate in any Committee proceeding pertaining to, or vote on, such matter.

7.2	Allocation and Delegation of Duties.

(a)

The Committee shall have the authority to allocate, from time to time, by instrument in writing filed in its records, all or any part of its respective responsibilities under the Plan to one or more of its members as may be deemed advisable, and in the same manner to revoke such allocation of responsibilities. In the exercise of such allocated responsibilities, any action of the member to whom responsibilities are allocated shall have the same force and effect for all purposes hereunder as if such action had been taken by the Committee. The Committee shall not be liable for any acts or omissions of such member. The member to whom responsibilities have been allocated shall periodically report to the Committee concerning the discharge of the allocated responsibilities.

(b)	The Committee shall have the authority to delegate, from time to time, by written instrument filed in its records, all or any part of its responsibilities under the Plan to such person or persons as the Committee may deem advisable (and may authorize such person to delegate such responsibilities to such other person or persons as the Committee shall authorize) and in the same manner to revoke any such delegation of responsibility. Any action of the delegate in the exercise of such delegated responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Committee. The Committee shall not be liable for any acts or omissions of any such delegate. The delegate shall periodically report to the Committee concerning the discharge of the delegated responsibilities.

ARTICLE VIII

CLAIMS AND APPEALS PROCEDURES

8.1	General.

A Participant or Beneficiary (“claimant”) who believes he or she is entitled to Plan benefits which have not been paid may file a written claim for benefits with the Committee within one (1) year of the Participant’s Separation from Service. If any such claim is not filed within one (1) year of the Participant’s Separation from Service, neither the Plan nor Walmart or any Employer shall have any obligation to pay the disputed benefit and the claimant shall have no further rights under the Plan. If a timely claim for a Plan benefit is wholly or partially denied, notice of the decision will be furnished to the claimant by the Committee within a reasonable period of time, not to exceed sixty (60) days (or forty-five (45) days in the event of a claim involving a Disability determination), after receipt of the claim by the Committee. The Committee may extend the initial period up to any additional sixty (60) days (or thirty (30) days, in the case of a claim involving a Disability determination), provided the Committee determines that the extension is necessary due to matters beyond the Plan’s control and the claimant is notified of the extension before the end of the initial sixty (60)-day (or, as applicable, forty-five (45)-day) period and the date by which the Committee expects to render a decision. (In the case of a claim involving a Disability determination, the Committee may extend this period for an additional thirty (30) days if the claimant is notified of the extension before the end of the initial thirty (30)-day extension.) Any claimant who is denied a claim for benefits will be furnished written notice setting forth:

(a)	the specific reason or reasons for the denial;

(b)	specific reference to the pertinent Plan provision upon which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim; and

(d)	an explanation of the Plan’s appeals procedure.

8.2	Appeals Procedure.

To appeal a denial of a claim, a claimant or the claimant’s duly authorized representative:

(a)	may request a review by written application to the Committee not later than sixty (60) days (or one-hundred eighty (180) days in the case of a claim involving a Disability determination) after receipt by the claimant of the written notification of denial of a claim;

(b)	may review pertinent documents; and

(c)	may submit issues and comments in writing.

A decision on review of a denied claim will be made by the Committee not later than sixty (60) days (or forty-five (45) days in the event of a claim involving a Disability determination) after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered within a reasonable period of time, but not later than one hundred twenty (120) days (or ninety (90) days in the event of a claim involving a Disability determination) after receipt of a request for review. The decision on review will be in writing and shall include the specific reasons for the denial and the specific references to the pertinent Plan provisions on which the decision is based.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1	Amendment, Suspension or Termination of Plan.

Walmart, by action of the Committee, reserves the right to amend, suspend or to terminate the Plan in any manner that it deems advisable. Notwithstanding the preceding sentence, the Plan may not be amended, suspended or terminated to cause a Participant to forfeit his or her then-existing Account. In the event of a complete or partial termination of the Plan, the Vested Percentage applicable to the Accounts of the Participants affected by such complete or partial termination shall be one hundred percent (100%), and such Accounts shall be paid at the time and in the manner provided in Article V (subject to the provisions of Article VI). No amendment or termination of the Plan may accelerate the date of payment of a Participant’s benefit as provided herein except as permitted by law.

Notwithstanding the preceding, Walmart may, by action of the Committee within the thirty (30) days preceding or twelve (12) months following a change in control (within the meaning of Code Section 409A) of a relevant affiliate, partially terminate the Plan and distribute benefits to all Participants involved in such change in control within twelve (12) months after such action, provided that all plans sponsored by the service recipient immediately after the change in control which are required to be aggregated with this Plan pursuant to Code Section 409A are also terminated and liquidated with respect to each Participant involved in the change in control.

9.2	Non-Alienability.

The rights of a Participant to the payment of benefits as provided in the Plan may not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation. No Participant may borrow against his or her interest in the Plan. No interest or amounts payable under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, whether voluntary or involuntary. Notwithstanding the preceding, distribution may be made to the extent necessary to fulfill a domestic relations order as defined in Code Section 414(p)(1)(B) and in accordance with procedures established by the Committee from time to time; provided, however, that all such distributions shall be made in a single lump sum payment.

9.3	No Employment Rights.

Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of Walmart or any Employer in the Participant’s current position or in any other capacity.

9.4	Withholding and Employment Taxes.

To the extent required by law, Walmart or an Employer shall withhold from a Participant’s current compensation such taxes as are required to be withheld for employment taxes. To the extent required by law, Walmart or an Employer shall withhold from a Participant’s Plan distributions such taxes as are required to be withheld for federal, Puerto Rican, state or local government income or employment tax purposes.

9.5	Income and Excise Taxes.

Each Participant (or the Participant’s Beneficiaries or estate) is solely responsible for the payment of all federal, Puerto Rican, state, and local income and excise taxes resulting from the Participant’s participation in this Plan.

9.6	Successors and Assigns.

The provisions of this Plan are binding upon and inure to the benefit of Walmart, each Employer which then has a Participant in the Plan, their successors and assigns, and each Participant, such Participant’s Beneficiaries, heirs, and legal representatives.

9.7	Governing Law.

This Plan shall be subject to and construed in accordance with the laws of the State of Delaware to the extent not preempted by federal law.

9.8	Recovery of Overpayments.

In the event any payments under the Plan are made on account of a mistake of fact or law, the recipient shall return such payment or overpayment to Walmart as requested by Walmart.